Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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June 26, 2019

Midstates Petroleum Company, Inc.

321 South Boston Ave, Suite 100

Tulsa, Oklahoma 74103

Re:  Registration Statement No. 333-231999

Ladies and Gentlemen:

We have acted as counsel to Midstates Petroleum Company, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 23,682,023 shares of common stock, $0.01 par value per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of May 5, 2019 (the “Merger Agreement”), by and among the Company, Midstates Holdings, Inc., a Delaware Corporation, and Amplify Energy Corp., a Delaware corporation.  The Shares are included in a registration statement on Form S—4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2019 (Registration No. 333—231999) (as amended, the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

June 26, 2019

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP